EXHIBIT 5.8

FLOW OF FUNDS REQUEST

GivBux, Inc. – Securities Purchase Agreement – Flow of Funds Request

In connection with the Securities Purchase Agreement, dated May 7, 2025 (the “Agreement”), between GivBux Inc. (the “Company”) and the Investors thereto, the Company irrevocably authorizes the Investors to distribute such funds as set out below, in the manner set out below, at the applicable Closing.

Capitalized terms used but not otherwise defined in this letter will have the meaning given to such terms in the Agreement.

Item	Amount
Gross Proceeds at Closing	$510,000.00
Total (Net Amount Payable)	$510,000.00

Please transfer the net amount of US$510,000 due at the applicable Closing, to the following bank account:

Bank Name: Bank of America

Bank Address 1: 3730 S Bristol Street

Bank Address 2: Santa Ana, Ca 92704

Recipient Account – 3251 3798 0723

Recipient Routing - 121000358

Recipient name: GivBux, Inc

Recipient Address 1: 2751 W Coast Hwy Suite 200

Recipient Address 2: Newport Beach, Ca 92663

[Signature Page to Follow]

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Yours sincerely,

GivBux, Inc.

By:	/s/ John E. Dolkart, Jr.
Name	John E. Dolkart, Jr.
Title	Power of Attorney for Umesh Singh

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